Exhibit 99.1

Einstein Noah Restaurant Group Announces Departure of James P. O’Reilly

Company Initiates Search for Successor

LAKEWOOD, Colo.--(BUSINESS WIRE)--February 2, 2012--Einstein Noah Restaurant Group (NASDAQ: BAGL), a leader in the quick-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah's New York Bagels®, and Manhattan Bagel® brands, today announced that James P. O’Reilly, who led Corporate Marketing and Branding for the past three years, has resigned to pursue another business opportunity. His departure will become effective on February 17, 2012, and a search for his replacement is underway.

Jeffrey O’Neill, President and Chief Executive Officer, stated, “On behalf of the entire Einstein Noah team, I want to thank James for all of his contributions to our Company and wish him well.”

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick-casual restaurant industry that operates and licenses locations primarily under the Einstein Bros.® and Noah’s New York Bagels® brands and primarily franchises locations under the Manhattan Bagel® brand. The Company’s retail system consists of more than 770 restaurants in 39 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

CONTACT:
For Einstein Noah Restaurant Group, Inc.
Investor Relations
Tom Ryan, 203-682-8200
tryan@icrinc.com
or
Raphael Gross, 203-682-8200
rgross@icrinc.com